Exhibit 99-1
FirstEnergy Corp.	For Release: February 15, 2006
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY REPORTS HIGHER FOURTH QUARTER EARNINGS

FirstEnergy Corp. (NYSE: FE) today reported fourth quarter 2005 normalized earnings on a non-GAAP(*) basis of $254 million, or basic and diluted earnings of $0.77 per share of common stock, excluding unusual items related to Ohio and New Jersey state income taxes, a penalty related to the Davis-Besse reactor head issue, non-core asset impairments, and the recognition of the cumulative effect of an accounting change from the required adoption of a new accounting standard.

These results compare favorably with fourth quarter 2004 normalized non-GAAP earnings of $238 million, or basic and diluted earnings of $0.72 per share of common stock, excluding unusual items related to non-core asset sales and impairments.

On a GAAP basis, net income for the fourth quarter of 2005 was $190 million, or basic and diluted earnings of $0.58 per share of common stock. That compares with net income on a GAAP basis of $202 million for the fourth quarter of 2004, or basic and diluted earnings per share of $0.61.

“For the eighth consecutive quarter, our normalized earnings exceeded the consensus estimate of analysts, as did our 2005 year-end earnings,” said President and Chief Executive Officer Anthony J. Alexander. “Our strong cash flow enabled us to complete our debt paydown program while continuing to make strategic investments in our company that enhance the reliability of our service to customers, improve operations, and achieve positive financial returns to our shareholders.”

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Fourth Quarter 2005 Non-GAAP Reconciliation

	After-tax Amount (Millions)	Basic Earnings Per Share

Earnings Before Unusual Items (Non-GAAP)	$254	$0.77
Cumulative Effect of Accounting Change	(30)	(0.09)
Davis-Besse Penalty	(28)	(0.08)
Non-Core Asset Impairments	(13)	(0.04)
Ohio/New Jersey Income Tax Adjustments	7	0.02
Net Income (GAAP)	$190	$0.58

Fourth Quarter 2004 Non-GAAP Reconciliation
	After-tax Amount (Millions)	Basic Earnings Per Share

Earnings Before Unusual Items (Non-GAAP)	$238	$0.72
Non-Core Asset Impairments	(36)	(0.11)
Net Income (GAAP)	$202	$0.61

Retail electric generation sales in the fourth quarter were up 7.2 percent, contributing to an improved electric generation margin. Also, distribution deliveries to customers of FirstEnergy’s electric utility companies were up 3.8 percent, reflecting increased sales resulting in part from normal weather patterns across the companies' service areas compared with milder weather conditions in the fourth quarter of 2004.

For the year 2005, earnings on a non-GAAP basis were $984 million, or basic earnings per share of common stock of $3.00 ($2.98 diluted), excluding unusual items, which is at the top of the company’s $2.85 to $3.00 guidance to the financial community. On a GAAP basis, net income for 2005 was $861 million, or basic earnings per share of common stock of $2.62 ($2.61 diluted).

      These results compare with non-GAAP earnings in 2004 of $992 million, or basic earnings of $3.03 per share of common stock ($3.01 diluted), excluding the impact of the Davis-Besse extended outage and other unusual items. Including unusual items,

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GAAP net income for 2004 was $878 million, or basic earnings of $2.68 per share of common stock ($2.67 diluted).
Total revenues for 2005 were $12.0 billion, compared with $12.1 billion in 2004. The 2005 revenue amount reflects a revised net reporting methodology for PJM power sales and purchase transactions that were described in the company’s first quarter 2005 earnings release, reducing comparative revenues for the year by $1.1 billion. Since the revised reporting methodology also produced a corresponding reduction in purchased power costs, it had no impact on net income.

Year 2005 Non-GAAP Reconciliation

	After-tax Amount (Millions)	Basic Earnings Per Share

Earnings Before Unusual Items (Non-GAAP)	$984	$3.00
Cumulative Effect of Accounting Change	(30)	(0.09)
Ohio/New Jersey Income Tax Adjustments	(63)	(0.19)
Sammis Plant New Source Review Settlement	(14)	(0.04)
Davis-Besse Fines/Penalties	(31)	(0.10)
JCP&L Arbitration Decision	(10)	(0.03)
New Regulatory Assets - JCP&L Settlement	16	0.05
Non-Core Asset Sales/Impairments	9	0.02
Net Income (GAAP)	$861	$2.62

Year 2004 Non-GAAP Reconciliation

	After-tax Amount (Millions)	Basic Earnings Per Share

Earnings Before Davis-Besse Impact and Other Unusual Items (Non-GAAP)	$992	$3.03
Davis-Besse Impact	(38)	(0.12)
Non-Core Asset Sales/Impairments	(61)	(0.19)
Lawsuits Settlements	(11)	(0.03)
Nuclear Operations Severance Costs	(4)	(0.01)
Net Income (GAAP)	$878	$2.68
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FirstEnergy’s retail generation sales for the year increased 5.2 percent - while total electric distribution deliveries increased 4.7 percent during the same period - producing improved power generation margins. Lower operating costs in most business units and lower net interest charges also contributed positively to 2005 results.
Earnings were negatively impacted by higher prices the company paid in 2005 for fuel and purchased power compared to 2004, as well as by increased transmission costs related to PJM/MISO charges for congestion and ancillary services.
FirstEnergy’s generation fleet continued to show strong performance, posting a record output of 80.2 billion kilowatt-hours (KWH) in 2005, a 5-percent increase from the previous record of 76.4 billion KWH established in 2004. The increased output was attributable to higher fossil generation, which produced a record of 49.9 billion KWH.
The company made a voluntary $500-million contribution to its pension plan in December. The contribution represented a net after-tax cash outflow of approximately $341 million and further increased the security of future plan benefits.
FirstEnergy continued to improve its financial flexibility through completion of its aggressive debt-reduction program. Total debt and preferred stock were reduced by approximately $780 million in 2005, including the net pension contribution that reduced a debt-like liability. The company also refinanced or repriced an additional $758 million of long-term debt.
FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the year and for the fourth quarter of 2005 - is posted on the company’s Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.
FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the repeal of the Public Utility Holding Company Act of 1935 and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005, the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce factors), the anticipated benefits from our voluntary pension plan contributions, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. Dividends declared from time to time during any annual period may in aggregate vary from the indicated amounts due to circumstances considered by the Board at the time of the actual declarations. Also, a security rating should not be viewed as a recommendation to buy, sell or hold securities and it may be subject to revision or withdrawal at any time. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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